UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2010

COGENT, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50947	95-4305768
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

639 North Rosemead Blvd. Pasadena, California	91107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 325-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

As previously disclosed, on August 29, 2010, Cogent Inc., a Delaware corporation (the “Company” or “Cogent”), 3M Company (“3M”) and Ventura Acquisition Corporation (“Purchaser”), a wholly owned subsidiary of 3M, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser agreed to purchase all outstanding shares of the common stock, $0.001 par value per share, of Cogent (the “Shares”) at a price of $10.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 10, 2010 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

Upon the expiration of the initial offering period of the Offer at midnight, New York City time, on Thursday, October 7, 2010, Purchaser accepted for payment approximately 46.4 million Shares representing approximately 52 percent of the outstanding Shares calculated on a fully diluted basis, including 34,369,965 Shares tendered by Ming Hsieh, Cogent’s President and Chief Executive Officer, and certain entities controlled by Mr. Hsieh. Purchaser paid approximately $487.2 million in cash consideration for the Shares purchased upon the expiration of the initial offering period. The funds used by Purchaser to purchase the Shares were provided by 3M.

The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, Purchaser has the right, for so long as 3M directly or indirectly beneficially owns at least a majority of the issued and outstanding Shares, to designate a number of directors of the Company, rounded up to the next whole number, that is equal to the product of the total number of directors on the Company’s board of directors (the “Cogent Board”) and the percentage that the number of Shares owned by Purchaser or any other subsidiary of 3M bears to the total number of Shares outstanding. Cogent has agreed to promptly take all action necessary to provide Purchaser with such level of representation and cause Purchaser’s designees to be so elected or appointed.

In the event Purchaser’s designees are elected or appointed to the Cogent Board as described above, the Merger Agreement requires that until the consummation of the merger contemplated by the Merger Agreement the Cogent Board shall have at least two directors who were directors of Cogent on the date of the Merger Agreement and who are not officers of Cogent or any wholly-owned subsidiary of Cogent.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transactions described above under Item 5.01, Cogent paid transaction bonuses of $135,000 to Paul Kim, its Chief Financial Officer, and $25,000 to James Jasinski, its Executive Vice President, Federal and State Systems. Such bonuses were approved by the Cogent Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENT, INC.

Date: October 13, 2010	By:	/s/ Paul Kim
Paul Kim
Chief Financial Officer

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